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FOR IMMEDIATE RELEASE                                         CONTACT:
                                                              --------
                                                             Investor Relations
                                                             Tel: (303) 268-5446
                                                             Email: ir@lsata.com



                LSAT TO ACQUIRE ASCENT ENTERTAINMENT AND LSAT LLC
                   RESULTING IN INCREASED LIBERTY MEDIA STAKE



ENGLEWOOD, CO, AUGUST 16, 2001 - Liberty Satellite & Technology, Inc., known as "LSAT" (OTC: LSATA, LSATB), has agreed with Liberty Media Corporation (NYSE:
LMC.A, LMC.B) to acquire 100% of Ascent Entertainment Group, Inc., as well as Liberty Media's 89% ownership interest in Liberty Satellite LLC. LSAT will issue Liberty Media 340,000,000 shares of its Series B common stock in the combined transaction, expected to close in October 2001, subject to stockholder approval. After the close of the transaction, Liberty Media's equity ownership of LSAT will comprise approximately 84% of LSAT's outstanding shares.

Ascent Entertainment Group, through its majority-owned subsidiary On Command Corporation (NNM: ONCO) operates the leading provider of interactive in-room entertainment, information and business services to the lodging industry. Liberty Satellite LLC has strategic ownership positions in ASTROLINK International LLC, Wildblue Communications, Inc., Aerocast.com, Inc., and the Sky Latin America DTH satellite platform, as well as investments in General Motors Class H common stock, Sprint PCS Group stock and XM Satellite Radio. LSAT is currently the managing member of Liberty Satellite LLC, with an approximate 11% ownership interest in the joint venture. Upon consummation of the proposed transaction with Liberty Media, LSAT will own 100% of the common equity of Liberty Satellite LLC.

"The transaction is a natural outgrowth of LSAT's mission to pursue strategic opportunities in satellite content and data distribution and related businesses," said Carl Vogel, Chief Executive Officer and President of LSAT. "It rationalizes LSAT's corporate structure, improves liquidity, provides operating control of On Command and increases Liberty Media's shareholder position."

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LSAT's board of directors also approved an amendment to the company's Amended and Restated Certificate of Incorporation to effect a one-for-five reverse stock split of LSAT's Series A and Series B common stock, subject to stockholder approval. The reverse stock split will reduce the number of shares outstanding but will not affect a stockholder's proportionate equity interest or voting rights in the Company, except to cash out any fractional shares resulting from the reclassification. "The purpose of the reverse stock split is to increase the market price per share of our common stock and to position the Series A common stock to meet the minimum bid price requirement for listing on the Nasdaq National Market," said Mr. Vogel.

The proposed transaction with Liberty Media and reverse stock split will be submitted for approval at LSAT's 2001 Annual Stockholders Meeting, currently expected to be held in October 2001.

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Liberty Satellite & Technology, Inc. ("LSAT") and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of LSAT, including the most recently filed Forms 10-Q and 10-K of LSAT; general economic and business conditions and industry trends, including the continued strength of the industries in which we operate; uncertainties inherent in proposed business strategies and development plans; rapid technological changes; future financial performance, including availability, terms and deployment of capital; availability of qualified personnel; changes in, or the failure or the inability to comply with, government regulation, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; changes in the nature of key strategic relationships with partners and joint venturers; competitor responses to LSAT's products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services. These forward-looking statements speak only as of the date of this Release. Liberty Satellite & Technology, Inc. expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in LSAT's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

LSAT is headquartered in Englewood, Colorado. Liberty Satellite & Technology Series A and Series B Common Stock trade on the OTC Bulletin Board under the symbols LSATA and LSATB respectively.

Liberty Media Corporation (NYSE: LMC.A and LMC.B) holds interests in a broad range of video programming, communications, technology and Internet businesses in the United States, Europe, South America and Asia.



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